Exhibit 99.1

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Signs Definitive Agreement to Purchase Partnerships in Care for Approximately $660 million

2nd Largest UK-Based Independent Behavioral Health Provider Operates 23 Inpatient Facilities with over 1,200 Beds

Transaction Expected to Be Accretive to 2014 Earnings by Approximately $0.17 to $0.20 per Diluted Share and Provide Opportunities for Organic Growth and Acquisitions in the UK

FRANKLIN, Tenn. – June 3, 2014 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced the signing of a definitive agreement to acquire Partnerships in Care (PiC) for approximately $660 million in cash. PiC is the second largest independent provider of inpatient behavioral healthcare services in the United Kingdom, operating 23 inpatient psychiatric facilities with over 1,200 beds. For 2013, PiC produced revenue of approximately $285 million and adjusted EBITDA of approximately $75 million. Acadia has received a commitment from Bank of America Merrill Lynch regarding financing of the transaction. It is expected that Acadia will seek a combination of equity and long-term debt financing in lieu of a portion or all of the drawings under the bridge loans available in the committed financing, subject to market and other conditions. Acadia expects to complete the transaction on July 1, 2014.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, commented, “We believe our combination with PiC will be a great transaction for both Acadia and PiC. As discussed in more detail below, we believe the inpatient behavioral care market in the UK represents a very meaningful and accretive growth opportunity. As a high quality provider and well-established market leader, PiC will provide Acadia with an outstanding market entrée. We expect to support PiC’s strong management team in taking advantage of additional growth opportunities in the UK through both our access to capital and the expertise evident in the successful long-term growth record of Acadia’s management team.”

Joy Chamberlain, Chief Executive Officer of PiC, added, “We are very pleased to be joining with Acadia. We are confident that this transaction provides PiC the exact opportunity we need to expand and diversify our portfolio further to offer patients genuine choice across the spectrum of behavioral healthcare. In addition we have seen that Acadia shares our culture of compassionate care and believes, as we do, that it is the foundation of our past and future success.”

UK Behavioral Health Market Opportunity

•	The independent behavioral health market represents roughly 8% of the total behavioral health market, or approximately $2 billion, and has grown at a 9.2% compound annual rate since 2004.

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ACHC Signs Definitive Agreement to Purchase Partnerships in Care

June 3, 2014

•	This growth has been supported by the long-term decline in National Health Service (NHS) beds available for inpatient behavioral health, due both to increasing budget constraints and greater focus on quality. NHS beds for inpatient behavioral health have declined from 82% of total beds in 2004 to 69% in 2012.

•	While the largest four independent inpatient behavioral health providers account for 58% of the independent behavioral health market share, including PiC with a 16% share, the remaining independent behavioral health market is highly fragmented.

Mr. Jacob’s concluded, “With a fragmented UK independent behavioral health market supported by an expanding population, higher rates of hospitalization and declining NHS bed availability, we believe this transaction with a leading, well-performing company like PiC positions the combined company to produce accretive long-term growth. As with our U.S. facilities, we see meaningful opportunities to produce organic growth in PiC’s existing facilities through the addition of new beds and service line expansions to meet areas of unmet need. We also expect to pursue additional select acquisitions in the UK and to benefit from a lower consolidated income tax rate as a result of this transaction. Assuming the transaction is completed as planned on July 1st, we expect the combined benefits of increased adjusted EBITDA and a reduced income tax rate will produce earnings accretion of approximately $0.17 to $0.20 per diluted share for the second half of 2014 and $0.40 to $0.46 per diluted share for 2015. These accretion expectations do not include the impact of any future acquisitions beyond the purchase of PiC or any transaction-related expenses.”

Investor Presentation

On June 3, 2014, representatives of the Company will be participating in the Jefferies 2014 Global Healthcare Conference. In connection with the conference, there will be an on-line web cast of the Company’s presentation available at the Company’s web site starting at 10:30 a.m. Eastern Time/9:30 a.m. Central Time on Tuesday, June 3, 2014.

The live web cast of the Company’s presentation, and slides to be discussed during the presentation, will be available on the Company’s web site, www.acadiahealthcare.com, by clicking on the “Investor Relations” link. Please go to the site at least 15 minutes prior to the web cast to download and install any necessary software. A replay of the presentation will also be available on the Company’s web site for two weeks.

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to complete acquisitions, including the acquisition of PiC, and successfully integrate the operations of the acquired facilities; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from the

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ACHC Signs Definitive Agreement to Purchase Partnerships in Care

June 3, 2014

government and third-party payors; (iv) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (v) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Disclaimer

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 52 behavioral healthcare facilities with more than 4,300 licensed beds in 24 states and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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